Exhibit 10.1

                                                           *** CONFIDENTIAL ***
Accelr8
   Technology
Corporation

**** Information redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.



                          FEASIBILITY TESTING AGREEMENT

                                 October 5, 2005


This Feasibility Testing Agreement ("Agreement") effective as of the date first set forth above ("Effective Date") is made by and between Promega, Corp., a Wisconsin corporation with its principal place of business at 2800 Woods Hollow Road, Madison, WI 53711 ("Promega") and Accelr8 Technology Corp., a Colorado corporation with its principal place of business at 7000 North Broadway, Suite 3-307, Denver, CO 80221 ("Accelr8") (each, a "Party" and, collectively, the "Parties"). Capitalized terms used in this Agreement are as defined herein.

Whereas, Promega's primary business and scientific expertise is in the development, sales and distribution of life sciences kits and reagents;

Whereas, Accelr8's primary business is to expand the modularity and versatility of Accelr8's OptiChem(R) surface chemistry technology to enable or improve an industrial customer's products;

Whereas, pursuant to the Mutual Non-Disclosure Agreement executed by the Parties as of January 30, 2003, Promega has been investigating Accelr8's OptiChem(R) surface chemistry and application methods ("Accelr8 Technology") for use in association with Promega's [****] technologies ("Promega Field of Use");

Whereas, the Parties contemplate the potential licensing of the Accelr8 Technology by Promega in the Promega Field of Use;

Whereas, the Parties wish to collaborate in accordance with the terms and conditions of this Agreement;

Whereas, the Parties have agreed to a License Agreement in the forms attached as Exhibit D and will execute the License Agreement upon successful completion of this Feasibility Agreement,

Now Therefore, in consideration of the mutual promises contained herein and other good and valuable consideration, receipt of which is hereby acknowledged, the Parties hereby agree as follows:

1.    Scope of Agreement

     This Agreement will focus on the development by Accelr8 of a customized [****] coating ("Customized Coating") for glass slides for use by Promega in the Promega Field of Use and a potential subsequent short

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     term supply of such glass slides should the development phases be successful and should Promega choose to have Accelr8 manufacture and supply slides for sale to third parties. If both Phases of the Feasibility Agreement have been successfully completed, the materials developed meet Promega's product performance parameters, and Promega wishes to sell slides with this Customized Coating, the Parties will enter into the License Agreement attached hereto as Exhibit D within ten (10) business days of completion of Phase 2.

2.   Development Obligations and Funding.


2.1 Development Obligations. The Feasibility Project is divided into two Phases, described in detail in Exhibit A, which constitutes an integral part of this agreement. During Phase 1, Accelr8 will perform development iterations of prototype [****] OptiChem(R) coated glass slide products, will develop quality control procedures and documentation, and will deliver prototypes for testing at Promega. During Phase 2, Accelr8 will develop and deliver to Promega [****] Optichem(R) slide product performance parameters, production processes, and written descriptions. Phase 2 of the glass slide development will be completed by February 28, 2006. From the Effective Date through February 28, 2006 ("Slide Development Term"), Accelr8 will devote all reasonably necessary scientific and laboratory resources to the development of the [****] OptiChem(R) prototypes, procedures, and process descriptions according to Exhibit A.

2.2 Delivery of Phase 2 [****] Products. Accelr8 will deliver to Promega two iterative sets of [****] slide products. Each delivery will include [****] slides. The timing of these deliveries will be established by mutual agreement of Promega and Accelr8 at the start of the Phase 2 project.

2.3 Payment. Within ten (10) business days of the Effective Date, Promega will pay Accelr8 the sum of forty-nine thousand US dollars (US$49,000) in return for Accelr8's performance of the obligations specified under Phases 1 and 2 of this Agreement. If Promega determines that Phase 1 has not been successfully completed, Promega will notify Accelr8 in writing and Accelr8 will within five (5) business days return to Promega the sum of twenty-two thousand US dollars (US$22,000), which represents the amount of the payment allocable to Phase 2 of this Agreement. Accelr8 will then have no obligation to perform any work on Phase 2 and the License Agreement will not be executed. Each Party will provide the necessary resources reasonably required for satisfying its obligations under this Agreement. With the exception of the payments due by Promega as specified above in this Section 2.3, each Party agrees that it will be entirely responsible for funding its own activities pursuant to this Agreement, unless otherwise mutually agreed by the Parties in writing.

2.4 Assistance. The Parties will cooperate with each other in good faith in order to achieve the goals of this Agreement. The Parties will share all relevant experimental samples, data and research results in the form of oral communications, presentations, documents, emails and electronic data generated during the term of this Agreement through regular and timely verbal exchanges. Information shared in accordance with this section will be treated as confidential by the Party to which it is disclosed and, subject to the confidentiality provisions specified in this Agreement. In addition, Accelr8 will provide reasonable amounts of technical support to Promega, at no cost to

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     Promega, in respect of Promega's use and analysis of the Prototype
     Samples during the term of this Agreement; provided however, that if Accelr8 reasonably believes that the provision of such technical support becomes overly burdensome, the Parties will in good faith determine how to resolve such issue.

2.5 Negation of Warranty. While Accelr8 shall make every effort to deliver optimized Prototypes, Accelr8 does not warrant any specific results of the efforts performed hereunder, or the performance of the Prototype Samples.

3.   Ownership of Inventions.

3.1 Inventions and Patent Prosecution. For the purposes of this Agreement, "Invention" means without limitation, all discoveries, processes, works of authorship, know-how, techniques, designs, compositions, art and techniques (whether or not patentable or copyrightable) that are: (a) conceived and reduced to practice during the term of this Agreement in furtherance of this Agreement; or (b) in the case of copyright-protectable works are fixed in a tangible medium during the term of this Agreement in furtherance of this Agreement. Regardless of who is considered an inventor under United States law, any Invention that constitutes an improvement of Promega's Background Technology shall be owned by Promega ("Promega's Improvement Invention"). Any Invention that constitutes an improvement of Accerl8's Background Technology shall be owned by Accerl8 ("Accerl8's Improvement Invention") and shall be included within the rights granted under the License Agreement attached to this Agreement at no additional cost to Promega. Any other inventions shall be Joint Inventions owned by both Parties without obligation of accounting to each other. If there is a Joint Invention in respect of which a patent application is filed, then Promega and Accelr8 agree to select mutually acceptable patent counsel to prepare and file such patent application and the Parties agree to cooperate in the enforcement and defense of such patents and patent applications. If the Invention is an Improvement Invention owned by either Party in accordance with this provision, the other Party shall cooperate as necessary in the preparation and filing of any patents or patent applications for which their employees are inventors. Ownership of any Invention will be determined in accordance with United States law.

3.2 Patent Costs. Each Party will be solely responsible for all patent prosecution costs and expenses ("Patent Costs") related to such Party's Improvement Inventions. The Parties will equally share reasonable, actually incurred and documented Patent Costs in respect of patent prosecution of Joint Inventions.

3.3 Identifying Inventions. Each Party will be diligent in identifying Joint Inventions made pursuant to this Agreement and will notify the other Party in writing thereof. Promega is not obligated to disclose Sole Inventions made pursuant to this Agreement; Accerl8 shall promptly disclose its Improvement Inventions and include them in the License Agreement if it is executed.

4.   Access to Other Party's Background Technology.

     Except as explicitly provided in this Agreement or otherwise agreed by the Parties in writing during the term hereof, neither Party may use the other Party's Background Technology or Confidential Information for any purpose (including without limitation any commercial purpose) other than for the purposes of carrying out their obligations pursuant to

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     this Agreement and no implied licenses or rights under any Background
     Technology or Confidential Information are granted by either Party under this Agreement and no rights or title in same are transferred by virtue of this Agreement, unless and until Promega and Accelr8 enter into a License Agreement in the form attached hereto. Nothing in this Agreement is intended to prevent either Party from using any information that is placed in the public domain by the other Party, provided that such information: (a) is not subject to any confidentiality obligations between the disclosing Party and any other person; and (b) does not constitute the Intellectual Property of the disclosing Party. Accelr8 and Promega agree that they will not distribute to any third party any of the other Party's Background Technology (including without limitation any proprietary materials, data, information and technology containing or constituting such Background Technology) provided to them by the other Party under this Agreement. "Background Technology" for the purposes of this Agreement means Intellectual Property that: (i) was owned, controlled or acquired by or granted to such Party prior to the Effective Date; or (ii) after the Effective Date is created, invented, conceived or reduced to practice by a Party solely by employees or agents of the Party or other than in furtherance of this Agreement. "Intellectual Property" for the purposes of this Agreement means inventions, discoveries, software (including object code, source code and documentation), works of authorship, know-how and techniques, in each case whether or not patentable, copyrightable, protectable by trade secret or subject to other forms of proprietary protection. Accelr8 Background Technology includes, but is not limited to, those patents and patent applications listed in Exhibit B. Promega's Background Technology includes, but is not limited to, those patents and patent applications listed in Exhibit C.

5.   Supply of Glass Slides.
5.1 Supply and Price. Upon successful completion of the two phases of development set forth in Section 2 above, Promega may elect to have Accelr8 supply [****] Opti-Chem(R) coated glass slides developed by Accelr8 ("Product") for a period of time through September 30, 2006, up to a maximum of [****] slides. Promega may purchase the Product through regular purchase orders under usual and customary terms and delivery shall take place no later than 60 days from placement of the order. The price shall be [****] per slide. Should Accelr8 experience increases in material and/or labor costs, Accelr8 may, with thirty (30) days' written notice, increase the price per slide by no more than [****].

5.2 Labeling. Promega shall provide Accelr8 with labels for the Product, which Accelr8 shall affix to each Product at no additional cost.

5.3 Delay in shipment. If at any time it reasonably appears to Accelr8 that it may not meet a delivery schedule, Accelr8 must promptly notify Promega's Purchasing Department of the reasons for delay and estimated duration of delay at telephone number 608-277-2654 (Todd Hayes, Purchasing Manager), facsimile transmission number 608-277-2601 or electronic mail to thayes@promega.com, or via another means as Promega may designate. In the event Accelr8 is unable or unwilling to deliver the amount of the Product ordered by Promega, Accelr8 must notify Promega's Purchasing Department within five (5) days of receipt of Promega's purchase order. If directed by Promega's Purchasing Department, to the extent not already provided under this Feasibility Agreement, Accelr8 must provide the manufacturing protocols and other

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     information necessary for Promega to manufacture the Product itself within ten (10) days of receipt of Promega's written request for the protocols. Accelr8 must send the manufacturing protocols and other information to Promega via facsimile transmission with original hard copies sent via express mail to the Promega employee designated by Promega. Accelr8 must also provide technical assistance and Promega must pay the fees and reimbursements as set forth in Section 6 below.

5.4 Warranty. Accelr8 hereby warrants that all Product will meet or exceed the specifications set forth on the Quality Control Specifications that will be developed and delivered as part of Phase 2 of development. Accelr8 shall repair or replace any Product failing to meet such specification. If repair or replacement is not feasible, Accelr8 will reimburse Promega for any payment for such Product. Accelr8 understands and agrees that Promega will be reselling the Product and the warranty provided hereunder shall not be voided due to use of the Products by Promega's customers; provided, however, that Promega and its customers use and store the Product in accordance with Accelr8's recommendation. Each Product shipment must include Accelr8's Certificate of Analysis setting forth protocols and test or other evaluation information warranting compliance with the Quality Control Specifications.


6.   Technology Transfer.

     In the event Promega chooses not to have Accelr8 supply glass slides, or Acceler8 is unable or unwilling to deliver product as set forth in Section
     5.3 above, and in no event later than April 30, 2006, Accelr8 shall provide to Promega or a third party designated by Promega technical assistance to enable complete, timely and effective transfer of all know-how associated with manufacture and quality control of the slides. Technology transfer will be considered complete when Promega has received complete manufacturing and QC testing procedures, Accelr8 has provided raw material vendors and specifications, and has identified the relevant processing equipment and has provided onsite technical support to begin manufacturing. Accerl8 also agrees to to provide a reasonable level of continued support in the event that problems arise during actual production. In consideration for this technical assistance, Promega shall pay Accelr8 a fee of [****], as well as reasonable travel and other out-of-pocket expenses incurred in providing the assistance. The fee and expense reimbursement will be paid within ten (10) business days after successful completion of the transfer.

7.   Confidentiality.

7.1 Confidentiality Obligation. During the term of this Agreement and for 5 years thereafter notwithstanding the termination or expiration hereof, each Party will maintain in confidence all information that is disclosed to it by the other Party in connection with this Agreement, which is identified in writing or if disclosed orally or visually, is within thirty (30) calendar days of the date of disclosure, confirmed in writing as confidential by the disclosing Party, or which information should reasonably be considered confidential by the receiving Party taking into account the nature of the information and the circumstances of its disclosure ("Confidential Information").

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     Confidential Information will include without limitation, all information relating to both Parties' business, activities and each Party's Background Technology.

7.2  Exceptions. Confidential Information does not include information that:
     (i) is or later becomes available to the public through no breach of this Agreement or any other agreement to which the disclosing Party is a party; (ii) is obtained from a third party who had the legal right to disclose the information; (iii) as of the date of disclosure, is already in the possession of the Party to whom disclosure is made through no breach of any obligation owed by any person or entity to the disclosing Party; or (iv) is independently developed by the receiving Party without the use of the disclosing Party's Confidential Information, as reasonably demonstrated by the receiving Party's records.

7.3 Disclosures Required by Law. If the receiving Party is required by a valid order of a court or other governmental body or is otherwise required by law to disclose Confidential Information, it will give the disclosing Party timely written notice of such requirement before disclosing any such Confidential Information and will cooperate with the disclosing Party to seek a protective order, confidential treatment or other appropriate measures requiring, amongst other things, that the Confidential Information so disclosed be used only for the purposes for which the order was issued and the Confidential Information so disclosed be redacted to limit the extent of disclosure to the minimum extent required to comply with the relevant court or government body order.

8.   Term.

8.1 Term and Termination. This Agreement will enter into effect on the Effective Date and will expire on September 30, 2006, subject to extension by mutual agreement of the Parties in writing. A Party may terminate this Agreement with immediate effect upon written notice to the other Party, if the other Party has failed to remedy a material breach of this Agreement within thirty (30) calendar days of the date of dispatch from the non-breaching Party to the breaching Party, of written notification identifying such material breach and requiring the cessation or remedy thereof.

8.2 Effect of Termination. Upon termination of this Agreement by reason of Accerl8's breach, Promega Background Technology and Promega Confidential Information received by Accelr8 pursuant to this Agreement will, at Promega' option either be returned to Promega or properly destroyed, and Promega will be entitled to receive all work performed by Accerl8 on its behalf up to the date of termination. Upon termination of this Agreement by reason of Promega's breach, Accelr8 Background Technology and Accelr8 Confidential Information received by Promega pursuant to this Agreement will, at Accelr8's option either be returned to Accelr8 or properly destroyed. Notwithstanding the previous sentence, each Party's attorneys may retain one copy of any Confidential Information or Background Technology received from the other Party pursuant to this Agreement for the sole purpose of determining each Party's compliance with the terms of this Agreement. Except as permitted by this Agreement or the attached License Agreement, neither Party may use the other Party's Background Technology or Confidential Information for any purpose whatsoever, after the expiration or termination of this Agreement. The terms of Sections 3, 4, 5.4, 6, 7, 8, 9, 10, 11and 12 will survive any expiration or termination of this Agreement.

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9.   Representations and Warranties.

9.1 Representations and Warranties. Each Party represents and warrants that: (a) there are no outstanding agreements, assignments or encumbrances in conflict with the provisions of this Agreement; (b) it has the requisite power and authority to enter into this Agreement and perform the obligations and grant the rights set forth herein; (c) it will comply with all applicable laws, regulations and orders of any governmental authority of competent jurisdiction in its performance of this Agreement; (d) all persons participating in this Agreement on behalf of such Party have effectively and validly assigned to such Party all right, title and interest in all Inventions such person creates in the course of performing this Agreement; and (e) such Party has not transferred any right, title or interest to any third party in conflict with any right, title or interest transferred or to be transferred herein.

9.2 Disclaimer. EXCEPT AS OTHERWISE SPECIFIED IN THIS AGREEMENT, ALL BACKGROUND TECHNOLOGY AND CONFIDENTIAL INFORMATION IS PROVIDED "AS-IS" AND THE PARTY FURNISHING BACKGROUND TECHNOLOGY AND CONFIDENTIAL INFORMATION HEREUNDER HEREBY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, ACCURACY, RESULT, EFFORT, TITLE AND NON-INFRINGEMENT.

10.  Indemnification.

Each Party is responsible for its own acts and omissions relating to this Agreement and any materials provided in connection with this Agreement. Each Party agrees to indemnify, defend and hold the other Party harmless, along with such Party's employees, trustees, officers, agents and directors, from and against any and all losses, claims, damages and/or liabilities (including but not limited to reasonable and documented attorneys' fees and other related costs) arising out of personal injury or death of such Party's employees, trustees, officers, agents and directors, or loss of or damage to its tangible personal property, in connection with the performance of this Agreement, except to the extent that such injury, death, loss or damage is determined, after final judgment from which no appeal can be taken, to have resulted from an act or omission amounting to gross negligence or willful misconduct of the Party seeking indemnification or an employee, trustee, officer, agent or director thereof.

11.  Limitation of Liability.

EXCEPT FOR BREACHES OF SECTIONS 4, 5, 6, 7 AND 9 ABOVE AND TO THE EXTENT OF EITHER PARTY'S INDEMNIFICATION OBLIGATIONS UNDER SECTION 10 ABOVE, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR: (A) THE PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY, OR SERVICES; OR (B) INDIRECT, SPECIAL, INCIDENTAL, RELIANCE OR CONSEQUENTIAL DAMAGES OF ANY KIND, REGARDLESS OF THE FORM OF ACTION WHETHER IN CONTRACT, TORT (INCLUDING WITHOUT LIMITATION NEGLIGENCE), STRICT LIABILITY, OR OTHER LEGAL OR EQUITABLE THEORY, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

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12.  Miscellaneous.

12.1.Compliance with Law. Neither Party will use or otherwise disclose any Background Technology or Confidential Information provided by the other Party pursuant to this Agreement in contravention of any laws or regulations of the United States, or any other applicable jurisdiction, including, but not limited to, insider trading laws and export laws.

12.2 Entire Agreement. This Agreement and attachments together with the Mutual Non-Disclosure Agreement executed by the Parties as of May 2, 2003, sets forth the entire agreement and understanding of the Parties with respect to the subject matter herein and supersedes all proposals, oral or written, all negotiations, conversations or discussions between the Parties and all past dealing or industry custom, relating to the subject matter of this Agreement.

12.3 Independent Parties. Each of the Parties is an independent contractor and may not act as or be construed as an agent, joint venturer or employee of the other Party. Each Party understands that it is not authorized to incur any expenses on behalf of the other Party.

12.4 Severability. If any term or provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or otherwise unenforceable, the same will not affect the other terms or provisions hereof or the whole of this Agreement, but such term or provision will be deemed modified to the extent necessary in the court's opinion to render such term or provision enforceable, and the rights and obligations of the Parties will be construed and enforced accordingly, preserving to the fullest permissible extent the original intent and agreement of the Parties.

12.5 Equitable Relief. Each Party understands that any unpermitted disclosure or improper use of any Confidential Information or Background Technology provided to it or owned by the other Party will result in irreparable harm for which there is no adequate remedy that can be compensated by an award of monetary damages and the providing or owning Party will be entitled to temporary and permanent injunctions, in addition to all other available remedies.

12.6 Assignment. Neither Party may assign this Agreement without the prior written consent of the other Party. Any purported assignment in violation of this section is void and will constitute a breach of this Agreement. The preceding sentence notwithstanding, Promega may assign this Agreement in conjunction with the sale or transfer of substantially all of the assets associated with this Agreement or in the event of Promega' amalgamation or merger with a third party. Subject to the foregoing, this Agreement is binding upon each Party's successors and/or permitted assigns.

12.7 Amendment; Waivers. This Agreement may not be modified or amended except by the mutual written agreement of the Parties. No waiver of any provision of this Agreement will be effective unless it is in writing and signed by the Party against which it is sought to be enforced. The delay or failure by either Party to exercise or enforce any of its rights under this Agreement will not constitute or be deemed a waiver of that Party's right thereafter to enforce those rights, nor will any single or partial exercise of such right preclude any other further exercise thereof or the exercise of any other right.

12.8 Governing Law and Jurisdiction. This Agreement, including all matters of construction, validity and performance will be governed by and construed and enforced in accordance with the laws of the State of

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     Colorado, as applied to contracts made, executed and to be fully performed in Colorado by citizens of Colorado, without regard to its conflict of laws rules and notwithstanding the actual residence of the Parties. Notwithstanding the foregoing, the Parties may apply to any court of competent jurisdiction for temporary injunctive relief.

12.9 Disputes. In the event of litigation between the Parties arising from this Agreement, the prevailing Party will be entitled to recover court costs and reasonable, documented fees of attorneys and experts incurred by such Party in connection with the action.

12.10 Force Majeure. Neither Party will lose any rights hereunder or be liable to the other Party for damages or losses (except for payment obligations) on account of failure of performance by the defaulting Party if the failure is occasioned by war, strike, fire, Act of God, earthquake, flood, lockout, embargo, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence or intentional conduct or misconduct of the non-performing Party and such Party has exerted all reasonable efforts to avoid or remedy such force majeure; provided however, that in no event will a Party be required to settle any labor dispute or disturbance. If an event of force majeure continues in force for a period of more than ninety (90) calendar days, the non-affected Party may terminate this Agreement with immediate effect by providing written notice to the other Party.

12.11 Other Remedies Cumulative. Except where otherwise specified, the rights and remedies granted to a Party under this Agreement are cumulative and in addition to, and not in lieu of, any other rights or remedies that the Party may possess at law or in equity, including, without limitation, rights or remedies under applicable patent, copyright, trade secret or proprietary rights, laws, rules or regulations.

12.12 Notice. Any notice or other communication given pursuant to this Agreement will be in writing and will be effective upon its personal delivery to the Party for whom it is intended, or upon its delivery (with confirmation) by an overnight delivery service, or five (5) business days following its deposit into the United States mail (certified mail, return receipt requested), addressed to such Party at the address set forth below; provided however that notices may not be sent by email. Neither Party may send notices under this Agreement by electronic mail. Either Party may designate a different address by providing written notice to the other Party in accordance with this section.

12.13 Address for Notices to Promega: Promega Corporation, General Counse 2800 Woods Hollow Road, Madison, WI 53711

12.14 Address for Notices to Accelr8: 7000 N. Broadway, Suite 3-307, Denver, CO 80221; Attn: Thomas V. Geimer, Chairman and CEO.


12.15 Use of Name. Neither Party will use the name(s) of the other Party or any abbreviation or variant thereof, in any press release or commercial advertisement or similar material that is used to promote or sell products or services, unless such Party obtains in advance the written consent of the named Party to such use.

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12.16    Publicity. The Parties will not make any public announcement of, or otherwise disclose to a third party, the existence or terms and conditions set forth in this Agreement, except as mutually agreed in writing or as required by disclosure obligations arising under law pursuant to the confidentiality provisions of this Agreement; provided however, that Promega may disclose terms of this Agreement to its affiliates under obligations of non-disclosure.

12.17 Counterparts. This Agreement may be executed in counterparts each of which will be deemed an original, but all of which together will constitute one and the same original.


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IN WITNESS WHEREOF, duly authorized officers or representatives of Promega and
Accelr8 have executed this Agreement as of the Effective Date:



Promega Corp.                                        Accelr8 Technology Corp.




/s/  William A. Linton                               /s/  Thomas V. Geimer
-----------------------                              ----------------------

William A. Linton                                    Thomas V. Geimer

Chairman and CEO                                     Chairman and CEO